Filed Pursuant To:  Rule 424(b)(3)
                                          Registration No.:   33-61379

Pricing Supplement No. 1 Dated December 11, 1996
(To Prospectus dated August 14, 1995 and
Prospectus Supplement dated December 10, 1996)

                        POTOMAC ELECTRIC POWER COMPANY

                          MEDIUM-TERM NOTES, SERIES A

                                 (FIXED RATE)

               DUE FROM 9 MONTHS TO 30 YEARS FROM DATE OF ISSUE

Principal Amount.................................     $100,000,000

Original Issue Date..............................     December 16, 1996

Maturity Date....................................     December 17, 2001

Price to Public (As a % of Principal Amount).....     100%

Interest Rate....................................     6.53%

Interest Payment Dates...........................     February 1 and August 1

Initial Redemption Date..........................     Not applicable

Initial Redemption Percentage....................     Not applicable

Annual Redemption Percentage Reduction...........     Not applicable

Refunding Rate...................................     Not applicable

Limitation Date..................................     Not applicable

      If an initial Redemption Date has been specified above, the Medium-Term Notes to which this Pricing Supplement relates (the "Notes") will be redeemable as a whole or in part, in increments of $1,000 (provided that any remaining principal amount of any such Note shall be at least $1,000), on the Initial Redemption Date or on any date subsequent thereto, at the option of the Company upon not more than 60 nor less than 30 days' previous notice, at the applicable redemption price set forth below, with accrued Interest to the date of redemption; provided, however, that if a Limitation Date has been specified above, no Notes shall be redeemed prior to the Limitation Date specified above as a part of, or in anticipation of, any refunding operation by the application, directly or indirectly, of monies borrowed having an interest cost to the Company (calculated in accordance with generally accepted financial practice) of less than the Refunding Rate specified above. The redemption price shall initially be the Initial Redemption Percentage specified above of the principal amount of the Notes to be redeemed and shall decline at each anniversary of the Initial Redemption Date by the Annual Redemption Percentage Reduction specified above of the principal amount to be redeemed until the redemption price is 100% of such principal amount.

      Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated (Merrill Lynch) and Goldman, Sachs & Co. each have severally agreed to purchase $50,000,000 in principal amount of the Notes as principal from the Company at a price of 99.50% of the aggregate principal amount thereof for resale to investors and other purchasers as set forth herein.